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                                                                    EXHIBIT 10.3


October 4, 1999

Mr. Edward D. Postal
9329 Crimson Leaf Terrace
Potomac, MD  20854

Dear Ed:

This letter confirms our Agreement concerning your continued employment by PSINet Inc. (the "Company"), and sets forth the terms and conditions which shall govern such employment as outlined below. This Agreement amends and restates the terms of your employment agreement dated October 1, 1996, as modified by the letter agreement dated October 16, 1998.

1.       EMPLOYMENT.

a) The Company hereby employs you as Executive Vice President and Chief Financial Officer of the Company, although you may serve in other executive capacities within the Company and/or its subsidiaries as the Board of Directors of the Company shall determine is appropriate over time. This is a corporate officer position and as an officer of the Company you must stand for election by the Board of Directors each year. You accept the employment and agree to remain in the employ of the Company, and, except during vacations or periods of illness, to provide management services to the Company, as determined by and under the direction of the Chairman of the Company.

       With respect to the provisions of said services, the parties agree to observe and to abide by the terms and conditions set forth herein.

b) In connection with your employment by the Company, your principal place of employment shall be the greater Washington, D.C. area and you shall not be required permanently to relocate to a principal place of business outside the greater Washington, D.C. area during the term of your employment hereunder.

c) During your employment, you will, except during vacations, periods of illness, and other absences beyond your reasonable control, devote your best efforts, skill and attention to the performance of your duties on behalf of the Company.

2. TERM OF EMPLOYMENT. The term of the employment under this Agreement shall have commenced on October 1, 1999 , and shall continue for a period of four (4) years.

3.       COMPENSATION.

a) BASE SALARY. The Company shall pay you a base salary at the rate of $350,000 per annum beginning October 1, 1999. Beginning on January 1, 2001 and on January 1st of each succeeding year during the term of this Agreement, your base salary shall be increased at a minimum by an amount equal to five percent (5%) of your then current base salary. Your base salary shall be subject to additional increases at the discretion of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). Your base salary shall be payable in such installments as the Company regularly pays its other salaried employees, subject to such deductions and withholdings as may be required by law or by further agreement with you.

b) PERFORMANCE BONUS. The Company will pay you a bonus subject to the successful completion of the objectives established for your performance for the applicable year. The performance criteria will be issued separately by the Compensation Committee, and may be changed, with mutual fairness, from time to time as situations develop. Promptly after signing this Agreement, the Company will pay you $86,250, which represents 75% of your target performance bonus for 1999. The target performance bonus for the balance of calendar year 1999 (pro-rated as required) and for subsequent calendar years during the term of this Agreement will be $150,000,


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or such greater amount as may be determined by the Compensation Committee, and shall be payable to you subject to the successful completion of the objectives established for your performance by the Compensation Committee.

c) INCENTIVE STOCK OPTIONS. On October 1, 1999, the Company shall grant you options to purchase 25,000 shares of the Company's common stock (the "Options") pursuant to its Executive Stock Incentive Plan (the "Plan"). Such Options shall be evidenced by an option agreement in such form as required by the Plan. Among other terms and provisions prescribed by the Plan, the option agreement shall provide that (i) the exercise price of the Options shall be the price per share of the Company's common stock as reported by the NASDAQ Stock Market at the close of business on the date of grant (October 1, 1999), (ii) the Options shall not be exercisable after the expiration of ten (10) years from the date such Options are granted, and (iii) the stock shall vest ratably, monthly, over forty-eight (48) months, provided that, for each month's vesting purposes, you continue to be employed full time by the Company or one of its subsidiaries during such month (except in situations where your employment is terminated in violation hereof), and provided that the Company's Board of Directors ratifies, no less often than annually, that you have met the performance standards and criteria set for you for the preceding period.

In addition, on October 1 of each subsequent year of this Agreement (i.e., each of October 1, 2000, October 1, 2001, and October 1, 2002), the Company shall grant you options to purchase an additional 25,000 shares of the Company's common stock pursuant to the Plan or another option plan of the Company, such grant being subject to the terms of this Agreement and (1) the achievement of the performance criteria to be established by the Compensation Committee, (2) your continued employment at the time of grant (except in situations where your employment is terminated in violation hereof), and (3) the options having an exercise price equal to the closing price per share (as reported by the NASDAQ Stock Market) of the Company's common stock on the date of grant.

d)  VESTING OF STOCK OPTIONS. In the event of a Change in Control, as defined in
Section 8 below, or upon the occasion of your death during the term of this Agreement while you are in compliance with the requirements hereof, the Company shall: (i) vest immediately all of the unvested stock options you have received pursuant to the terms of your employment agreement dated October 1, 1996 as modified by the letter agreement dated October 16, 1998, as well as any unvested stock options you may have received during the period of your employment hereunder, (ii) in the event that your employment is terminated or continued under conditions not substantially the same as those called for in this Agreement, the Company shall, subject to shareholder approval, if required, provide a loan sufficient to exercise all vested stock options and pay any required taxes to which you may be subjected as a result, with the terms of the loan to be no less favorable than installment free for the duration, interest charged at the IRS minimum rate, with a five (5) year balloon payment for interest and principal.

4. EMPLOYEE BENEFITS. You shall be provided employee benefits, including (without limitation) 401(k) and related plans, revenue bonus plan participation, four weeks' paid vacation which can accumulate to a maximum of eight (8) weeks, and life, health, accident and disability insurance under the Company's standard plans, policies and programs available to employees in accordance with the provisions of such plans, policies, and programs.

5.       TERMINATION.

a) Your employment with the Company may be terminated by the Company at any time for "Cause" as defined in Section 5(c) hereof. In the event of a termination for "Cause", all salary and benefits otherwise payable to you shall cease immediately upon such termination. Upon such termination, the Company will provide written notice whether it has elected to use the non-competition restrictions set forth in Section 6(a) hereof. Termination by the Company or its successors in interest for any reason other than Cause shall be deemed a breach hereof. In addition, your employment may be terminated by you at any time for any reason, provided you shall have given the Company at least thirty (30) days' prior written notice of such termination. In the event of termination by you, your salary and benefits shall continue during the thirty (30) day notice period and shall cease thereafter, subject to the provisions of Section 5(b) hereof. By the thirtieth (30th) day the Company must notify you in writing whether it has elected to use the non-Competition restriction. Such decision may not be rescinded. Failure of the Company to so notify you shall result in the non-Competition restriction not being in place.

b) Subject to your compliance with your obligations under Section 6 hereof, in the event that your employment terminates or is terminated by you or the Company for any reason, and the Company has elected to use the non-

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Competition restriction, you shall be entitled, for a period of twenty-four
(24) months after termination of employment, to the following (collectively, the "Termination Payments"): (i) your then current rate of base salary as provided in Section 3; (ii) all life insurance and health benefits, disability insurance and benefits and reimbursement theretofore being provided to you; and (iii) Company contributions, to the extent permitted by applicable law, to a SEP-IRA, Keogh or other retirement mechanism selected by you sufficient to provide the same level of retirement benefits you would have received if you had remained employed by the Company during such twenty-four (24) month period. The Company shall make up the difference in cash payments directly to you to the extent that applicable law would not permit it to make such contributions.

c) The Company shall have "Cause" for termination of your employment by reason of any breach of your agreement not to compete pursuant to Section 6 hereof, your committing an act materially adversely affecting the Company which constitutes wanton or willful misconduct, your conviction of a felony, your voluntary resignation without having given the Company at least thirty (30) days' prior written notice, or any material breach by you of this Agreement.

6.       AGREEMENT NOT TO COMPETE.

a) In consideration of your employment pursuant to this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you covenant to and agree with the Company that, so long as you are employed by the Company under this Agreement and for a period of twenty-four
(24) months following the termination of such employment (but only if the Company has elected to enforce the restriction), you shall not, without the prior written consent of the Company, either for yourself or for any other person, firm or corporation, manage, operate, control, participate in the management, operation or control of or be employed by any other person or entity which is engaged in providing Internet-related network or communications services competitive with the Internet-related network or communication services offered to customers by the Company as of the date of termination or within six
(6) months thereafter. The foregoing shall in no event restrict you from: (i) writing or teaching, whether on behalf of for-profit, or not-for-profit institution(s); (ii) investing (without participating in management or operation) in the securities of any private or publicly traded corporation or entity; or (iii) after termination of employment, becoming employed by a hardware, software or other vendor to the Company, provided that such vendor does not offer network or communication services that are competitive with the Internet-related network or communications services offered by the Company as of the date of termination of employment or within six (6) months thereafter.

b) You may request permission from the Company's Board of Directors to engage in activities which would otherwise be prohibited by Section 6(a). The Company shall respond to such request within thirty (30) days after receipt. The Company will notify you in writing if it becomes aware of any breach or threatened breach of any of the provisions in Section 6(a), and you shall have thirty (30) days after receipt of such notice in which to cure or prevent the breach, to the extent that you are able to do so. You and the Company acknowledge that any breach or threatened breach by you of any of the provisions in Section 6(a) above cannot be remedied by the recovery of damages, and agree that in the event of any such breach or threatened breach which is not cured with such thirty (30) day period, the Company may pursue injunctive relief for any such breach or threatened breach. If a court of competent jurisdiction determines that you breached any of such provisions, you shall not be entitled to any Termination Payments from and after date of the breach. In such event, you shall promptly repay any Termination Payments previously made plus interest thereon from the date of such payment(s) at twelve percent (12%) per annum. If, however, the Company has suspended making such Termination Payments and a court of competent jurisdiction finally determines that you did not breach such provision or determines such provision to be unenforceable as applied to your conduct, you shall be entitled to receive any suspended Termination Payment, plus interest thereon from the date when due at twelve percent (12%) per annum. The Company may elect (once) to continue paying the Termination Payments before a final decision has been made by the court.

7. INTELLECTUAL PROPERTY; OWNERSHIP OF WORK PRODUCT. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by you during the course of performing the Company's work (collectively the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made for hire for the Company within the meaning of Title 17 of the United States Code. You hereby automatically

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assign, and shall assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest you may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of the Company, you shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

8.       TRANSFERABILITY.

a) As used in this Agreement, the term "Company" shall include any successor to all or part of the business or assets of the Company. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

b) Except as provided under paragraph (a) of this Section 8, neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

c) As used in this Agreement, "Change in Control" shall mean: (i) the shareholders of the Company approve an agreement for the sale of all or substantially all of the assets of the Company; or (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation (and the Company implements it), other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than eighty percent (80%) of the combined voting power of the voting securities of the Company, or such surviving entity, outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined below) acquires more than thirty percent (30%) of the combined voting power of the Company's then-outstanding securities; or (iii) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than ((A)) the Company or ((B)) any corporation owned, directly or indirectly, by the Company or the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities.

9. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If a court of competent jurisdiction determines that any particular provision of this Agreement is invalid or unenforceable, the court shall restrict the provision so as to be enforceable. However, if the provisions of Section 6 shall be restricted, a proportional reduction shall be made in the payments under Section 5(b).

10. ENTIRE AGREEMENT; WAIVERS. This letter Agreement contains the entire agreement of the parties concerning the subject matter hereof and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties.

11. NOTICES. Any notices, requests, instruction or other document to be given hereunder shall be in writing and shall be sent certified mail, return receipt requested, addressed to the party intended to be notified at the address of such party as set forth at the head of this agreement or such other address as such party may designate in writing to the other.

12. GOVERNING LAW. THIS LETTER AGREEMENT SHALL BE SUBJECT TO, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

13. COUNTERPARTS. This letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument.

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         Please confirm your agreement with the forgoing by signing and returning one copy of this letter Agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Sincerely,

PSINet Inc.

By:      /s/William L. Schrader
        --------------------------------------------
         WILLIAM L. SCHRADER, CHAIRMAN & CEO

Accepted and Agreed to as of October 4, 1999:

By:      /s/Edward D. Postal
        ---------------------------------
         EDWARD D. POSTAL

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